Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-255039) and Form S-8 (No. 333-235574, No. 333-219447, No. 333-188995, No. 333-167530, No. 333-165782, No. 333-158108, No. 333-151335, No. 333-141989, No. 333-135147, No. 333-123820 and No. 333-114051) of our report dated March 1, 2022, relating to the consolidated financial statements of Ultra Clean Holdings, Inc. and the effectiveness of internal control over financial reporting of Ultra Clean Holdings, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Moss Adams LLP

San Francisco, California

March 1, 2022